EXHIBIT 5.1

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February 11, 2008
Smith Micro Software, Inc.
51 Columbia, Suite 200
Aliso Viejo, CA 92656

Re:	Increase in Shares Available for Issuance Pursuant to the Smith Micro Software, Inc. Amended and Restated 2005 Stock Option/Stock Issuance Plan
Ladies and Gentlemen:
At your request, we have examined the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,461,106 shares of your common stock, $0.001 par value (the “Common Shares”) which will be issuable under the Smith Micro Software, Inc. Amended and Restated 2005 Stock Option/Stock Issuance Plan (the “Plan”). We bring to your attention the fact that such 3,461,106 Common Shares represent an increase in the authorized Common Shares issuable under the Plan; the 5,000,000 Common Shares (the “Original Shares”) originally authorized for issuance under the Plan were initially registered on a registration statement on Form S-8 filed with the SEC on October 19, 2005. We render no opinion herein with respect to the Original Shares.
As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the 3,461,106 additional Common Shares under the Plan (the “Plan Shares”), and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that upon the issuance of the Plan Shares the Company will receive the consideration for such shares required by the terms of the Plan.
Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable Common Shares.
We consent to the use of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Morrison & Foerster LLP